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                                                                EXHIBIT 10.19

                      CHANGE IN CONTROL SEVERANCE AGREEMENT



                  AGREEMENT made as of April 25, 1997 between Polaroid Corporation ("Polaroid" or "Company") and Carl L. Lueders (the "Executive").

                  Executive is a skilled and dedicated employee who has important management responsibilities and talents which benefit Polaroid. Polaroid believes that its best interests will be served if Executive is encouraged to remain with Polaroid. Polaroid has determined that Executive's ability to perform Executive's responsibilities and utilize Executive's talents for the benefit of Polaroid, and Polaroid's ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of Polaroid. Accordingly, Polaroid and Executive agree as follows:

1.        DEFINED TERMS.

          (a) "ANNUAL BONUS" shall mean the Executive's annual bonus paid pursuant to the Company's annual bonus plan in effect at the time (currently the Polaroid Incentive Plan for Executives). Unless otherwise specifically provided, the Annual Bonus shall be calculated assuming the Corporate target is reached and no additional factors are considered to decrease the Executive's award under the Plan.

          (b) "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 20% or more of the Stock then outstanding, but does not include any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries or any Person holding Stock for or pursuant to the terms of any such employee benefit plan.

          (c) "AFFILIATE" and "ASSOCIATE" when used with reference to any Person, shall have the meaning given to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

          (d) "BASE SALARY" shall mean the annual rate of base salary (disregarding any reduction in such rate that constitutes Constructive Termination) as increased by the Board from time to time.

          (e) "BENEFICIAL OWNER" shall be a Person deemed to "beneficially own," any securities:


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               (i)  which such Person or any of such Person's Affiliates or
                    Associates beneficially owns, directly or indirectly; or

               (ii) which such Person or any of such Person's Affiliates or
                    Associates has:

                    (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder; or

                    (B) the right to vote pursuant to any agreement, arrangement or understanding (written or oral); provided however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding (written or oral) to vote such security (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, and (2) is not also then reportable on Schedule 13D (or any comparable or successor report) under the Exchange Act; or,

                    (C) which are beneficially owned, directly or indirectly, by any Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described above) or disposing of any securities of the Company.


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          (f)  "BOARD" shall mean the Board of Directors of the Company.

          (g) "BONUS" means the amount payable to the Executive under any plan, or agreement offered by Polaroid.

          (h)  "CAUSE" means either of the following:

               (i) Executive's willful malfeasance having a material adverse effect on Polaroid; or

               (ii) Executive's conviction of a felony;

               PROVIDED, that any action or refusal by Executive shall not constitute Cause if, in good faith, Executive believed such action or refusal to be in, or not opposed to, the best interests of Polaroid, or if Executive shall be entitled, under applicable law or under an applicable Polaroid Certificate of Incorporation or the Polaroid By-Laws, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

          (i)  "CHANGE IN CONTROL" shall mean:

               (i) the date on which a change in control of the Company occurs of a nature that would be required to be reported (assuming that the Company's Stock was registered under the Exchange
                    Act) in response to an item (currently item 6(e)) of
                    Schedule 14A of Regulation 14A promulgated under the Exchange Act or an item (currently Item l(a)) of Form 8-K under the Exchange Act;

               (ii) the date on which there is an Acquiring Person and a change in the composition of the Board of the Company within two years after the Share Acquisition Date such that the individuals who constitute the Board prior to the Share Acquisition Date shall cease for any reason to constitute at least a majority of the Board;

               (iii) any day on or after the Share Acquisition Date when
                    directly or indirectly, any of the transactions specified in the following clauses occurs:

                    (A) the Company shall consolidate with, or merge with and into, any other Person;

                    (B)  any Person shall merge with and into the Company; or


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                    (C)  the Company shall sell, lease, exchange or otherwise
                         transfer or dispose of (or one or more of its Subsidiaries shall sell, lease, exchange or otherwise transfer or dispose of), in one or more transactions, the major part of the assets of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons;

               (iv) the date when a Person (other than the Company, any
                    Subsidiary of the Company, any employee benefit plan of the Company or any of its Subsidiaries or any Person holding Stock for or pursuant to the terms of any such employee benefit plan) alone or together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 30% or more of the Stock then outstanding;

               (v) the date on which the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than:

                    (A) a merger or consolidation which would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation, or

                    (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 50% or more of the combined voting power of the Company's then outstanding securities; or

               (vi) the date stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

          (j)  "CODE" means the Internal Revenue Code of 1986, as amended.


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          (k)  "CONFIDENTIAL INFORMATION" means non-public information relating to the business plans, marketing plans, customers or employees of Polaroid other than information the disclosure of which cannot reasonably be expected to adversely affect the business of Polaroid.

          (l) "CONSTRUCTIVE TERMINATION" shall occur when the Executive voluntarily terminates his employment with the Company or retires after the occurrence of one or more of the following events on or after the Change in Control:

               (i) a reduction in Base Salary from the amount of Base Salary on the day immediately preceding the Change in Control;

               (ii) the elimination of or reduction of any benefit under any bonus, incentive or other employee benefit plan in effect on the day immediately preceding the Change in Control, without an economically equivalent replacement, if Executive was a participant or member of such plan on the day immediately preceding the Change in Control;

               (iii) the discontinuation of or any reduction in Executive's participation or membership in any bonus, incentive or other benefit plan in which Executive was a participant or member on the day immediately preceding the Change in Control, without an economically equivalent replacement;

               (iv) the reassignment of Executive without Executive's consent from Executive's regular shift or regular duties as they existed on the day immediately preceding the Change in Control;

               (v) the reassignment of Executive without Executive's consent to a location more than thirty (30) miles from Executive's regular workplace on the day immediately preceding the Change in Control;

               (vi) the reduction in Executive's job title or level in effect on the day immediately preceding the Change in Control;

               (vii) the provision of significantly less favorable working conditions than those provided on the day immediately preceding the Change in Control; or


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               (viii) a significant diminution in duties or responsibilities or the reassignment of Executive to duties which represent a position of lesser responsibility than Executive's duties as they existed on the day immediately preceding the Change in Control.

          (m) "DISABILITY" shall mean the Executive's disability within the meaning of the Polaroid Long Term Disability Plan.

          (n) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as in effect on the date in question.

          (o) "PERSON" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (p) "SHARE ACQUISITION DATE" shall mean the first date any Person shall become an Acquiring Person.

          (q) "STOCK" shall mean the outstanding shares of Common Stock of the Company and, for purposes of the Change in Control provision, any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed.

          (r) "SUBSIDIARY" of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than 50% of the Voting Stock.

          (s)  "TERMINATED" shall mean:

               (i) termination by Polaroid without Cause at any time within the two (2) years following a Change in Control;

               (ii) Executive's termination due to a Constructive Termination at any time within the two (2) years following a Change in Control; or

               (iii) termination within three (3) months prior to a Change of
                    Control at the request of any individual or entity acquiring ownership and control of Polaroid. If Executive's employment with Polaroid is terminated prior to a Change in Control at the request of Acquiring Person, this Agreement shall become effective upon the subsequent occurrence of a Change in Control involving such Acquiring Person. In such situation the Executive's Termination Date shall be deemed to have occurred immediately following the Change in Control, and therefore Executive shall be entitled to the benefits provided in this Agreement.


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          (t)  "TERMINATION DATE" shall mean the date on which Executive is terminated.

          (u) "VOTING STOCK" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

     2. EFFECTIVE DATE; TERM. This Agreement shall be effective immediately prior to a Change in Control (the "Effective Date") and shall remain in effect for two (2) years following such Change in Control, and such additional time as may be necessary to give effect to the terms of the Agreement.

     3. CHANGE IN CONTROL BENEFITS. If Executive's employment with Polaroid is Terminated, Executive shall be entitled to the following benefits:

          (a) SEVERANCE BENEFITS. Within ten (10) business days after the Termination Date, Polaroid shall pay Executive a lump sum amount, in cash, equal to the greater of the severance benefit Executive would otherwise be entitled to receive under the Extended Severance Plan or:

               (i)  two (2) times the sum of:

                    (A)  Executive's Base Salary; and

                    (B)  Executive's Annual Bonus; and

               (ii) Executive's Annual Bonus multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by Polaroid in the calendar year in which the Termination Date occurs and the denominator of which shall equal 365.

          (b) CONTINUED WELFARE BENEFITS. Until the second anniversary of the Termination Date, Executive shall be entitled to participate in the Company's medical, dental, and life insurance plans, at the highest level provided to Executive during the period beginning immediately prior to the Change in Control and ending on the Termination Date and at no greater cost than the cost Executive was paying immediately prior to Change in Control; PROVIDED, HOWEVER, that if Executive becomes employed by a new employer, Executive's coverage under the applicable Polaroid plans shall continue, but Executive's coverage thereunder shall be


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               secondary to (i.e., reduced by) any benefits provided under like plans of such new employer.

          (c) PAYMENT OF ACCRUED BUT UNPAID AMOUNTS. Within ten (10) business days after the Termination Date, Polaroid shall pay Executive:

               (i) earned but unpaid compensation, including, without limitation, any unpaid portion of Executive's Bonus accrued with respect to the full calendar year ended prior to the Termination Date; and

               (ii) all compensation previously deferred by Executive on a non-qualified basis but not yet paid.

          (d) RETIREE-MEDICAL BENEFITS. If Executive is or would become fifty-five (55) or older and Executive's age and service equal sixty-five (65) and Executive has at least five (5) years of service with the Company within two (2) years of Change in Control, Executive is eligible for retiree medical benefits (as such are determined immediately prior to Change in Control). Executive is eligible to commence receiving such retiree medical benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change in Control.

          (e)  SUPPLEMENTAL RETIREMENT AND PROFIT SHARING BENEFITS.

               (i) On the Termination Date, Executive shall become vested in the benefits provided under Polaroid's non-qualified defined benefit pension plans or any successor plans (the "Supplemental Plans").

               (ii) Within ten (10) business days after the Termination Date,
                    Polaroid shall pay Executive a lump sum cash amount equal to the present value of Executive's accrued benefit under the Supplemental Plans. For purposes of computing the lump sum present value of Executive's accrued benefit under the Supplemental Plans,

                    (A) Polaroid shall credit Executive with two (2) years of plan participation and service and two (2) years of age for all purposes (including additional accruals and eligibility for early retirement) over Executive's actual years and fractional years of plan participation and service and age credited to Executive on the Termination Date; and


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                    (B)  Polaroid shall apply the present value (and any other actuarial adjustments required by this Agreement) using the applicable actuarial assumptions set forth in the Pension Plan. In determining Executive's benefits under this paragraph (e)(B), the terms of the Supplemental Plans as in effect immediately prior to the Change in Control, except as expressly modified in this paragraph
                         (e), shall govern.

          (f) EFFECT ON EXISTING PLANS. All Change in Control provisions applicable to Executive and contained in any plan, program, agreement or arrangement maintained as of the date this Agreement is signed (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect through the date of a Change in Control, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects Executive without Executive's prior written approval. This means that all awards of options, performance shares or such other awards as may be granted shall upon Change in Control be fully vested consistent with the terms of these Agreements. Notwithstanding the foregoing, no benefits shall be paid to Executive, however, under the Polaroid Extended Severance Plan or any other severance plan maintained generally for the employees of Polaroid if Executive is eligible to receive severance benefits under this Agreement.

          (g) OUTPLACEMENT COUNSELING. Outplacement services will be provided consistent with Polaroid's outplacement practices in effect prior to the Change in Control.

     4. MITIGATION. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which Polaroid (or any other person or entity) may have against Executive unless specifically referenced herein.

     5.   GROSS-UP.

          (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by Polaroid, or one or more trusts established by Polaroid for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or


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               distributable pursuant to the terms of this Agreement, or
               otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Polaroid and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Polaroid. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Polaroid. Any Gross-Up Payment, as determined pursuant to this
               Section 5, shall be paid by Polaroid to Executive within five (5) business days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon Polaroid and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Polaroid should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the


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               event that Polaroid exhausts its remedies pursuant to Section
               5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Polaroid to or for the benefit of Executive.

          (c) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (but the Executive's failure to comply with this notice obligation shall not eliminate his rights under this Section except to the extent Polaroid's defense against the imposition of the Excise Tax is actually prejudiced by any such failure). The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               (i) give Polaroid any information reasonably requested by Polaroid relating to such claim;

               (ii) take such action in connection with contesting such claim as
                    Polaroid shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Polaroid;

               (iii) cooperate with Polaroid in good faith in order to
                    effectively contest such claim; and

               (iv) permit Polaroid to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that Polaroid shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), Polaroid


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               shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Polaroid shall determine; PROVIDED, HOWEVER, that if Polaroid directs Executive to pay such claim and sue for a refund, Polaroid shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED, FURTHER, that if Executive is required to extend the statute of limitations to enable Polaroid to contest such claim, Executive may limit this extension solely to such contested amount. Polaroid's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of an amount advanced by Polaroid pursuant to Section 5(c), Executive receives any refund with respect to such claim, Executive shall (subject to Polaroid's complying with the requirements of Section 5(c)) promptly pay to Polaroid the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Polaroid pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Polaroid does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. TERMINATION FOR CAUSE. Nothing in this Agreement shall be construed to prevent Polaroid from terminating Executive's employment for Cause. If Executive is terminated for Cause, Polaroid shall have no obligation to make any payments under this Agreement, except for payments that may otherwise be payable under then existing employee benefit plans, programs and arrangements of Polaroid.


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     7.   INDEMNIFICATION; DIRECTOR'S AND OFFICER'S LIABILITY INSURANCE.
          Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under Polaroid Certificate of Incorporation or the Polaroid By-Laws, as they may be amended or restated from time to time. In addition, Polaroid shall maintain Director's and Officer's liability insurance on behalf of Executive at the better of the level in effect immediately prior to the Change in Control or the Executive's Termination Date, for the two (2) year period following the Termination Date, and throughout the period of any applicable statute of limitations.

     8. CONFIDENTIALITY. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall comply with the Confidentiality Agreement he executed when hired, and shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive's breach of this Section 8).

     9. DISPUTES. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts or, at the option of Executive, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

     10. COSTS OF PROCEEDINGS. Polaroid shall pay all costs and expenses, including attorneys' fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration), whether or not instituted by Polaroid or Executive, relating to the interpretation or enforcement of any provision of this


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          Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorneys' fees and disbursements, of Executive. Polaroid shall pay pre-judgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the prime rate of The Chase Manhattan Bank (or its successors), as in effect from time to time, from the date that payment should have been made to Executive under this Agreement.

     11. ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Polaroid and Executive and their respective heirs, legal representatives, successors and assigns. If Polaroid shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. Polaroid will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Polaroid, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Polaroid would be required to perform it if no such succession had taken place. The provisions of this Section 11 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

     12. PAYMENTS IN EVENT OF DEATH. Should the Executive become eligible to receive payments and benefits under this Agreement and die prior to receipt of all such payments and benefits, the residual payments shall be made to the beneficiaries identified on the Executive's beneficiary form for the Executive Deferral Compensation Plan. Any residual family medical and dental benefits which the Executive was receiving on the Executive's date of death shall continue to the family members the Executive had covered in such medical and dental plans on such date.

     13. WITHHOLDING. Polaroid may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

     14. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein.


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


     15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning the effect of a Change in Control on the relationship between Polaroid and Executive. This Agreement may be changed only by a written agreement executed by Polaroid and Executive.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the 25th day of April, 1997.

                                         POLAROID CORPORATION


                                         By /S/GARY T. DICAMILLO
                                            --------------------
                                            Gary T. DiCamillo





/S/ CARL L. LUEDERS
------------------------
Carl L. Lueders
Executive




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